Cemex Day 2026 Jaime Muguiro CEO

Except as the context otherwise may require, references in this presentation to“we,”“us,”“our,” or similar expressions refer to Cemex, S.A.B. de C.V.(“Cemex”) (NYSE: CX; BMV: CEMEX.CPO) and its consolidated entities. The information disclosed in this presentation and the current or future events referenced therein may contain forward-looking statements within the meaning of applicable securities laws and regulations, including but not limited to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be covered by the“safeharbor” provisions for forward-looking statements within the meaning of applicable securities laws and regulations in all jurisdictions where such provisions exist, including but not limited to the US Private Securities Litigation Reform Act of 1995. These forward-looking statements and information are necessarily subject to risks, uncertainties, and assumptions, including but not limited to statements related to our plans, objectives, and expectations (financial or otherwise), and typically can be identified by the use of words such as, but not limited to,“will”,“may,”“assume,”“might,”“should,”“could,”“continue,”“would,”“can,”“consider,”“anticipate,”“estimate,”“expect,”“envision,” “plan,”“believe,”“foresee,”“predict,”“potential,”“target,”“goal,”“strategy,”“intend,”“aimed”, or other forward-looking words. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to be correct, and actual results, performance and/or achievements may vary, including materially, from historical results, performance and/or achievements or those anticipated by forward-looking statements due to various factors. Unless otherwise indicated, these forward-looking statements reflect our current expectations and projections about the future based on certain assumptions and on our knowledge of facts and circumstances as of the date such forward-looking statements are made. These forward-looking statements necessarily involve risks, uncertainties, assumptions and other important factors that could cause results and any estimate, projection and/or guidance presented in this presentation to differ materially from historical results, performance and/or achievements or those anticipated by forward-looking statements due to various factors. Among others, such risks, uncertainties, assumptions, and other important factors that could cause results and any estimate, projection and/or guidance presented in this presentation to differ or fail to materialize, or that otherwise could have an impact on us, include those discussed in our most recent annual report and those detailed from time to time in our other filings with the U.S. Securities and the Exchange Commission(“SEC”), Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, the“CNBV”) and the Mexican Stock Exchange (Bolsa Mexicana de Valores, the“BMV”), which factors are incorporated herein by reference, including, but not limited to: changes in general economic, political and social conditions, including government shutdowns, new governments or regimes and decisions implemented by such new governments or regimes, changes in laws or regulations in the countries in which we do business, elections, changes in inflation, interest and foreign exchange rates, employment levels, population growth, any slowdown in the flow of remittances into countries where we operate, consumer confidence and the liquidity of the financial and capital markets in Mexico, the United States of America, the European Union(“EU”), the United Kingdom or other countries in which we operate; the cyclical activity of the construction sector and reduced construction activity in our end markets or reduced use in our end markets for our products; our exposure to sectors that impact our and ourclients’ businesses, particularly those operating in the commercial and residential construction sectors, and the public and private infrastructure and energy sectors; volatility in pension plan asset values and liabilities, which may require cash or other contributions to the pension plans; changes in spending levels for residential and commercial construction and general infrastructure projects; the availability of short-term credit lines or working capital facilities, which can assist us in connection with market cycles; any impact of not maintaining investment grade debt rating or not obtaining investment grade debt ratings from additional rating agencies on our cost of capital and on the cost of the products and services we purchase; availability of raw materials and related fluctuating prices of raw materials, as well as of goods and services in general, in particular increases in prices of raw materials, goods and services, as a result of inflation, trade barriers, measures imposed by governments or as a result of conflicts between countries that disrupt supply chains; our ability to maintain and expand our distribution network and maintain favorable relationships with third parties who supply us with equipment, services and essential suppliers; competition in the markets in which we offer our products and services; the impact of environmental cleanup costs and other remedial actions, and other environmental, climate and related liabilities relating to existing and/or divested businesses, assets and/or operations; our ability to secure and permit aggregates reserves in strategically located areas in amounts that our operations require to operate or operate in a cost-efficient manner; the timing and amount of federal, state, and local funding for infrastructure; changes in our effective tax rate; our ability to comply with regulations and implement technologies and other initiatives that aim to reduce and/or capture CO2 emissions and comply with related carbon emissions regulations in place in the jurisdictions where we have operations; the legal and regulatory environment, including environmental, climate, trade, energy, tax, antitrust, sanctions, export controls, construction, human rights and labor welfare, and acquisition-related rules and regulations in the countries and regions in which we have operations; the effects of currency fluctuations on our results of operations and financial condition; our ability to satisfy our obligations under our debt agreements, the indentures that govern our outstanding notes, and our other debt instruments and financial obligations, and also regarding our subordinated notes with no fixed maturity and other financial obligations; adverse legal or regulatory proceedings or disputes, such as class actions or enforcement or other proceedings brought by third parties, government and regulatory agencies, including antitrust investigations and claims; our ability to protect our reputation and intellectual property; our ability to consummate asset sales or consummate asset sales in terms favorable to us, fully integrate newly acquired businesses, achieve cost-savings from our cost-reduction initiatives, implement our pricing and commercial initiatives for our products and services, and generally meet our businessstrategy’s goals; the increasing reliance on information technology infrastructure for our sales, invoicing, procurement, financial statements, and other processes that can adversely affect our sales and operations in the event that the infrastructure does not work as intended, experiences technical difficulties, or is subjected to invasion, disruption, or damage caused by circumstances beyond our control, including cyber-attacks, catastrophic events, power outages, natural disasters, computer system or network failures, or other security breaches; the effects of climate change, in particular reflected in weather conditions, including but not limited to excessive rain and snow, shortage of usable water, wildfires and natural disasters, such as earthquakes, hurricanes, tornadoes and floods, that could affect our facilities or the markets in which we offer our products and services or from where we source our raw materials; trade barriers, including but not limited to tariffs or import taxes, including those imposed by the United States of America to key markets in which we operate, in particular, Mexico and the EU, and changes in existing trade policies or changes to, or withdrawals from, free trade agreements, including the United States-Mexico-Canada Agreement (the“USMCA”), and the overall impact that the imposition or threat of trade barriers may cause on the overall economy of the countries in which we do business or that are part of our global supply chain; availability and cost of trucks, railcars, barges, and ships, terminals, warehouses, as well as their licensed operators, drivers, staff and workers for transport, loading and unloading of our materials or that are otherwise a part of our supply chain; labor shortages and constraints; our ability to hire, effectively compensate and retain our key personnel and maintain satisfactory labor relations; our ability to detect and prevent money laundering, terrorism financing and corruption, as well as other illegal activities, and how any measures implemented by governments to detect and prevent money laundering, terrorism financing and corruption, and other illegal activities, affect our customers, suppliers and countries in which we do business in general; defaults, losses or disruptions in agreements, financial transactions or operations resulting from sanctions or restrictions imposed on any financial institution, including but not limited to banks, common representatives, trustees, payment processors, paying agents or other financial intermediaries, or any related parties; terrorist and organized criminal activities, social unrest, as well as geopolitical events, such as global, regional or national instability, hostilities, war, and armed conflicts, including the current war between Russia and Ukraine, conflicts in the Middle East and any insecurity and hostilities in Mexico related to illegal activities or organized crime and any actions any government takes to prevent these illegal activities and organized crime; the impact of pandemics, epidemics, or outbreaks of infectious diseases and the response of governments and other third parties, which could adversely affect, among other matters, the ability of our operating facilities to operate at full or any capacity, supply chains, international operations, availability of liquidity, investor confidence and consumer spending, as well as the availability of, and demand for, our products and services; changes in the economy that affect demand for consumer goods, consequently affecting demand for our products and services; the depth and duration of an economic slowdown or recession, instability in the business landscape and lack of availability of credit; declarations of insolvency or bankruptcy, or becoming subject to similar proceedings; natural disasters and other unforeseen events (including global health hazards such as, for example, COVID-19); and our ability to implement our climate action program in effect at any given time, if any, including our current“Future inAction” climate action program, and to achieve our sustainability goals and objectives in effect at any given time, if any, including under our current“Future inAction” climate action program. Many factors could cause our expectations, expected results, and/or projections expressed in this presentation and in the events referenced herein not being reached and/or not producing the expected benefits and/or results, as any such benefits or results are subject to uncertainties, costs, performance, and also rate of success and/or implementation of technologies, some of which are yet not proven, among other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance and/or achievements may vary materially from historical results, performance, and/or achievements and/or results; performance and/or achievements expressly or implicitly anticipated by the forward-looking statements; or otherwise could have an impact on us. Forward-looking statements should not be considered guarantees of future performance, and past results or developments are not indicative of results or developments in subsequent periods. Actual results, performance and/or achievements of our operations and the development of market conditions in which we operate, or other circumstances that may materialize, may differ materially from those described in, or suggested by, the forward-looking statements contained in this presentation, and events referenced therein. Any or all of our forward-looking statements may turn out to be inaccurate and the factors identified above are not exhaustive. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. The forward-looking statements and the information disclosed in this presentation are made and stated as of the dates specified in such referenced presentation and are subject to change without notice; and, except to the extent legally required, we expressly disclaim any obligation or undertaking to update or correct the information contained in this presentation, or revise any forward-looking statements in such referenced presentation, whether to reflect new information, the occurrence of anticipated or unanticipated future events or circumstances, any change in our expectations regarding those forward-looking statements, any change in events, conditions or circumstances on which any such statement is based, or otherwise. Readers should review future reports filed or furnished by us with the SEC, the CNBV and the BMV. Market data used in this presentation and events referenced herein not attributed to a specific source are our estimates and have not been independently verified. Certain financial and statistical information contained in this presentation is subject to rounding adjustments; accordingly, any discrepancies between the totals and the sums of the amounts listed are due to rounding. Unless otherwise specified, all references to records are our internal records. This presentation includes certain non-International Financing Reporting Standards(“IFRS”) financial measures that differ from financial information presented by us in accordance with IFRS in its financial statements and reports containing financial information. The aforementioned non- IFRS financial measures include“OperatingEBITDA” (operating earnings before other expenses, net plus depreciation and amortization) and“Operating EBITDAMargin”. The closest IFRS financial measure to Operating EBITDA is“Operating earnings before other expenses,net”, as Operating EBITDA adds depreciation and amortization to the IFRS financial measure. Our Operating EBITDA Margin is calculated by dividing our Operating EBITDA for the period by our revenues as reported in our financial statements for the same period. We believe there is no close IFRS financial measure to compare Operating EBITDA Margin. These non-IFRS financial measures are designed to complement and should not be considered superior to financial measures calculated in accordance with IFRS. Although Operating EBITDA and Operating EBITDA Margin are not measures of operating performance, an alternative to cash flows or a measure of financial position under IFRS, Operating EBITDA is the financial measure used by our management to review operating performance and profitability, for decision-making purposes and to allocate resources. Moreover, our Operating EBITDA is a measure used by our creditors to review our ability to internally fund capital expenditures, service or incur debt and comply with financial covenants under our financing agreements. Furthermore, our management regularly reviews our Operating EBITDA Margin by reportable segment and on a consolidated basis as a measure of performance and profitability. These non-IFRS financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. The financial measures presented in this presentation are being provided for informative purposes only and shall not be construed as investment, financial, or other advice. Also, this presentation includes statistical data regarding the production, distribution, marketing and sale of cement, ready-mix concrete, clinker, aggregates and Urbanization Solutions. We generated some of this data internally, and some was obtained from independent industry publications and reports that we believe to be reliable sources. We have not independently verified this data nor sought the consent of any organizations to refer to their reports in this presentation. We act in strict compliance with antitrust laws and as such, among other measures, maintains an independent pricing policy that has been independently developed and its core element is to price our products and services based upon their quality and characteristics as well as their value to our customers. We do not accept any communications or agreements of any type with competitors regarding the determination of our prices for our products and services. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to our prices for our products. The information, statements, and opinions contained in this presentation are for informational purposes only and do not constitute a public offer under any applicable legislation, an offer to sell, or solicitation of any offer to buy any securities or financial instruments, or any advice or recommendation with respect to such securities or other financial instruments. You should not construe any such information or other material as legal, tax, investment, financial, or other advice. We are not responsible for any third-party information referenced in this presentation. Cautionary Statement Regarding Environmental, Social, and Governance(“ESG”) and Sustainability-Related Data, Metrics, and Methodologies. This presentation includes non-financial metrics, estimates, or other information related to ESG and sustainability matters that are subject to significant uncertainties, which may include the methodology, collection, and verification of data, various estimates, and assumptions, and/or underlying data that is obtained from third parties, some of which cannot be independently verified. The preparation of certain information on ESG and sustainability matters contained in this presentation requires the application of a number of key judgments, assumptions, and estimates. The reported measures reflect good faith estimates, assumptions, and judgments at the given point in time. There is a risk that these judgments, estimates, or assumptions may subsequently prove to be incorrect and/or, to the extent legally required, may need to be restated or changed. The disclosure of information on sustainability-related matters is not yet subject to the same recognized or accepted reporting or accounting principles and rules as traditional financial information. Consequently, there are no commonly accepted reporting practices for us to follow, and ESG metrics among organizations in our industry may not be comparable. In addition, the underlying data, systems, and controls that support non-financial reporting are generally considerably less sophisticated than the systems and internal control for financial reporting and rely on manual processes. This may result in non-comparable information between organizations and/or between reporting periods within organizations as methodologies continue to develop and/or be socialized. The further development of or changes to accounting and/or reporting standards could materially impact the performance metrics, data points, and targets contained in this presentation, and the reader may not be able to compare non-financial information performance metrics, data points, or targets between reporting periods on a direct like-for-like basis. Additionally, the information disclosed in this presentation contains references to“green,”“social,”“sustainable,” or equivalent-labelled activities, products, assets, or projects. There is currently no single globally recognized or accepted, consistent, and comparable set of definitions or standards (legal, regulatory, or otherwise) of, nor widespread cross-market consensus i) as to what constitutes, a‘green’,‘social,’ or‘sustainable’ or having equivalent-labelled activity, product, or asset; or ii) as to what precise attributes are required for a particular activity, product, or asset to be defined as‘green’,‘social,’ or‘sustainable’ or such other equivalent label; or iii) as to climate and sustainable funding and financing activities and their classification and reporting. Therefore, there is little certainty, and no assurance or representation is given that such activities, products, assets or projects and/or reporting of those activities, products, assets or projects will meet any present or future expectations or requirements for describing or classifying such activities, products, assets or projects as‘green,’‘social,’ or‘sustainable,’ or attributing similar labels. We expect policies, regulatory requirements, standards, and definitions to be developed and continuously evolve over time. Cautionary Statement Regarding Forward-Looking ESG or Sustainability Statements. Certain sections in this presentation contain ESG- or sustainability-related forward-looking statements, such as aims, ambitions, estimates, forecasts, plans, projections, targets, goals and other metrics, including but not limited to: climate and emissions, business and human rights, corporate governance, research and development and partnerships, development of products and services that intend to address sustainability-related concerns and sustainability related targets/ ambitions when finalized, including the implementation of technologies and other initiatives that aim to reduce and/or capture CO2 emissions. These forward-looking statements also include references to specific programs, such as our current“Future inAction” climate action program, as well as various ESG-related indicators, objectives or metrics disclosed previously or that may be disclosed in the future, none of which are guarantees and any and all of which may ultimately not be achieved or may be abandoned at any time, whether in part, in full, or within any specific timeframe. There are many significant uncertainties, assumptions, judgements, opinions, estimates, forecasts and statements made of future expectations underlying these forward-looking statements which could cause actual results, performance, outcomes or events to differ materially from those expressed or implied in these forward-looking statements, which include, but are not limited to: the extent and pace of climate change, including the timing and manifestation of physical and transition risks; the macroeconomic environment; uncertainty around future climate-related policy, including the timely implementation and integration of adequate government policies; the effectiveness of actions of governments, legislators, regulators, businesses, investors, customers, and other stakeholders to mitigate the impact of climate and sustainability-related risks; changes in customer behavior and demand, changes in the available technology for mitigation and the effectiveness of any such technologies, as some of these new technologies may be unproven; excessive costs and expenses related to acquire and/or develop technology for mitigation; the roll-out of low carbon infrastructure; the availability and adoption of renewable energy in our value chain; the development of carbon capture, circular utilization, and sequestration technologies, including the adoption of cost-effective carbon-related technologies such as carbon capture, utilization, and storage; the availability of accurate, verifiable, reliable, consistent, and comparable climate-related data; lack of transparency and comparability of climate-related forward-looking methodologies; variation in approaches and outcomes, as variations in methodologies may lead to under or overestimates and consequently present exaggerated indication of climate-related risk; and reliance on assumptions and future uncertainty. Calculations of forward-looking metrics are complex and require many methodological choices and assumptions. Accordingly, undue reliance should not be placed on these forward-looking statements. Furthermore, changing national and international standards, industry and scientific practices, regulatory requirements, and market expectations regarding climate change, which remain under continuous development, are subject to different interpretations. There can be no assurance that these standards, practices, requirements, and expectations will not be interpreted differently than our understanding when defining sustainability-related ambitions and targets or change in a manner that substantially increases the cost or effort for us to achieve such ambitions and targets. 2

Strong positions in well-structured, attractive markets Europe • Volume recovery driven by increased public infrastructure United States and residential spending • Solid growth prospects with relevant • Competitive advantage under pent-up demand in residential decarbonization landscape • Industry cyclicality dampened by large exposure to infrastructure • Favorable opportunities in aggregates & adjacent businesses Mexico • Largest market with resilient FCF through cycle • Unparalleled footprint across all demand segments • Public spending on infrastructure and social programs ramping up 3

Project Cutting Edge transformation focused on Best-in-class Continuously assess all operational shareholder return assets on a return on performance capital basis & operational excellence Disciplined capital Build robust allocation with shareholder return accretive growth platform strategy 4

Transformation starts with culture Operate Lean • Maintain Health & Safety at our core • Shaping a streamlined and agile structure • Reduce bureaucracy, but no shortcuts either Empower Operations • Return decision-making to regions with accountability • Corporate areas to support and enable the regions • Leveraging operations for economies of scale & knowledge Continuous Improvement • Adopt owner’s mentality • Learn from the best through benchmarking • Leverage digital, AI & technology to improve productivity and better serve our customers Modified variable compensation program to reflect new culture and align to shareholder return 5

Project Cutting Edge delivering recurrent savings Recurrent EBITDA Savings (US$ M) 35 400 165 35 125 Overhead 200 200 40 75 200 Operating 125 2025 2026 2027 Recurrent savings EXPECTED ACHIEVED 2025 actions should bring $125 M in overhead savings in 2026 6 6

Asset reviews creating value in 2026 and beyond

Benchmarking analysis vs. industry by market

Introduced **new operating KPIs**

Identified underperforming assets and devised **remediation plans**

Semi-annual reviews of business and action plans

New KPIs

- **EBIT**
- **FCF conversion %**
- **ROIC – WACC Spread**

Asset reviews improvement opportunity space

EBITDA	FCF
~ $80 M - $120 M	~ $100 M - $150 M



7

New capital allocation framework prioritizing shareholder return Free Cash Flow Capital Allocation 1 2022 - 2025 2030 Target IG rating is non-negotiable 0 - 10% Debt Repayment Delivering on commitment to 35% enhance shareholder return 2 with 2026 proposed dividend 40 - 50% Shareholder Return 6% & initiation of share buybacks All cash uses compete for best shareholder return Moving from 59% 40 – 50% Growth CapEx to Divestment proceeds to be Bolt-on M&A directed to accretive M&A, when available 1) Based on FCF generation and proceeds from divestments 2) Subject to shareholder approval at Cemex’s General Shareholder Meeting scheduled for March 26, 2026 8

Investment strategy transitioning to bolt-on M&A Prioritizing investments in the US and selectively in other markets Investments in aggregates and highly synergetic adjacent businesses Profitable decarbonization focused on Europe and California Recycling divestment proceeds from non-core assets into accretive M&A 9

Last year, transformation led to a strong recovery in second half with more to come… 25% YoY% Variation 17% 2025 FY EBIT $1.8 B 8% EBITDA $3.1 B Net Sales $16.1 B -6% -14% -23% 1H25 2H25 EBITDA -1.5pp +1.6pp Margin Solid performance in 2H25 led by Mexico’s recovery and Project Cutting Edge 10

…including higher Free Cash Flow 1 FCF Conversion Rate +15.1pp 46% 31% 2024 2025 2026 Guidance vs. 2024 Maintenance Cash Growth Intangible 2 CapEx Interest CapEx Assets -$111 M -$160 M -$ 192 M -$24 M Robust FCF from Operations of $1.4B with 46% conversion rate in 2025 Millions of U.S. dollars 1) FCF from Operations excl. severance payments and discontinued operations divided by EBITDA 11 2) Including subordinated notes

1 Targets Self help measures driving $17.8 B Sales 2027 Cutting Edge Sprint 5% CAGR $3.7 B EBITDA 10% CAGR EBITDA $2.3 B EBIT (US$ B) 14% CAGR EBITDA & EBIT +1.9pp +21% Margin 3.7 ROIC +170 bps 0.3 3.4 +1% 0.4 3.1 3.1 0.2 -0.2 2 2 2024 Organic Self-Help 2025 Self-Help Self-Help Organic 2027e Growth EBITDA Growth ~55% of ‘26-’27 Sprint growth coming from self-help measures 1) Comparison vs. 2025, and assuming stable FX rates vs. 2026 guidance as provided on February 5, 2026 2) Self-Help includes Project Cutting Edge, margin enhancement under growth pipeline projects and executed & announced M&A, and benefit from Asset Reviews 12

Expect FCF from Operations to grow at a double-digit CAGR, faster than EBITDA FCF from Operations 1 conversion rate % Cumulative FCF Generation 47% 46% 2026 – 2027 (US$ B) 31% 7.1 2024 2025 2027 2024 2025 2027 Target -3.8 3.3 EBITDA FCF Items FCF from Ops 2026-2027 2 ~US$5.0 billion available in Financial Capacity 1) FCF from Operations excl. severance payments and discontinued operations divided by EBITDA 2) Assuming free cash flow, plus US$1 B in potential divestments and additional debt financing to a leverage ratio of 2.0x. 13 13

What to expect from us Continue working towards operational excellence Turnaround of underperforming assets Focus on levers we can control to boost FCF generation Balanced capital allocation framework Disciplined investment strategy focused on U.S. aggregates and other highly synergetic businesses Working relentlessly to deliver best-in-class shareholder returns 14

Growth Strategy José Antonio González Executive Vice President of Strategic Planning and Business Development

Main levers of transformation to boost shareholder return Operational Growth Excellence Strategy Enhancing margins, Prioritize investments FCF and ROIC in our in the US and operations at a very selectively in other granular level markets Relentless focus on Focus on Aggregates execution of our 3- and Adjacent Year Sprint businesses 16

Driving Operational Excellence with enhanced metrics and processes Roll out Top-down targets Deploy business reviews Increasing accountability while transitioning Bottom-up targets definition from EBITDA to: Maximum EBIT Granularity FCF and FCF CAPEX Analysis Conversion Action Plans & ROIC-WACC Spread Commitments Semi-annual reviews to provide support and follow up on commitments and action plans 17

Process for capturing value from businesses with improvement potential


Market cycle review


Vertical Integration Value


Operational Opportunities


3rd party opportunities

Cost Rationalization

Maximizing market opportunities

Evaluation across all businesses

Performance Improvement Plans

Joint Venture or Divestment

Asset review opportunity space

EBITDA	FCF
~ \$80 M - \$120 M	~ \$100 M - \$150 M

18

Relentless Focus on Execution of our 3-Year Sprint # 19 19

Self help measures driving 2027 Sprint Consolidated EBITDA, US$B +21% 3.7 0.3 3.4 0.4 3.1 1 2025 Self-Help Self-Help EBITDA Organic Growth 2027e ~55% of Sprint growth in ’26-’27 coming from self-help measures 1) Self-Help includes Project Cutting Edge, margin enhancement under growth pipeline projects and executed & announced M&A, and benefit from Asset Reviews. 20

Operating efficiencies contributing $200 M to Sprint Some examples… Initiative % of savings Replacing imports with own production in the US Costs Optimization 20-25% Railway network optimization in Procurement 15-20% the US Network Optimization 15-20% Transformation of procurement Fixed Cost 15-20% model with relevant upside potential Business Improvement 10-15% Ready-mix and Aggregates Performance Improvement Plans Energy & Fuels 10-15% Energy and fuel mix efficiencies in Mexico 21

Conservative organic growth assumptions underlying our Sprint Mexico’s demand normalizing, with public spending ramping up Solid infrastructure in the US Continued recovery in EMEA Improved sentiment and formal construction in SCAC 22

Growth investments expected to contribute ~$200M by 2027 Knoxville Low Blended Temperature Margin expansion Cement Clinker Four Corners Jamaica Kiln Growth Sand Debottleneck Couch Omega Bolt-on M&A Aggregates executed 23

Investments in the US and selectively in other markets Focusing on Aggregates Bolt-on M&A Adjacent Businesses with significant synergies 24

US Aggregates: strong fundamentals Opportunities with privately-owned businesses in our markets High barriers to entry (permitting, land use and environmental regulation) Essential material with low- import dependency Pricing / cost discipline Positive demand outlook: high infrastructure spending 25

Reorganizing our Urbanization Solutions portfolio Before Going forward Strong synergies with legacy businesses Circularity Construction Concrete Performance Chemicals Products Materials Related Services Mortars Asphalt/AGGS Industrialized Construction 26

Urb Sol: A strong platform with scale up potential Presence in… URB SOL BUSINESSES Construction Chemicals Sales EBITDA US $M US $M +7% +12% 806 172 Mortars 617 109 Concrete Products 2021 2025 2021 2025 EBITDA% 18% 21% Asphalt High FCF conversion businesses 27

Current growth efforts Construction Concrete Mortars Chemicals Scale up Omega Products rd Drive 3 party sales in the US, and Continue building in Admixtures, existing mortar platform broaden product business in Mexico selectively in the offering in Mexico US and EMEA 28

Mortars in the US: opportunity to build attractive platform $13 B industry growing at 6% CAGR 21-24 With businesses: stuccos, substrate preparation, tile setting, dry mortars and concrete repair Vertical integration Omega has a cement requirement equivalent to that of 8 average-size Ready-Mix plants Higher FCF conversion And lower capital intensity than legacy businesses 29

Cemex acquires OMEGA 30

Omega: the leading stucco producer in Western US with the #1 brand HIGHLY SYNERGISTIC VERTICAL INTEGRATION Cement, Sand & Admixtures as +$110M ~65% +$23M raw materials FCF Conversion Revenue EBITDA LOGISTICS, PROCUREMENT, R&D Potential cost opportunities from efficiencies and collaboration 150 5 Employees Locations CUSTOMERS Cross-selling through customer base Acquisition multiple post <7x synergies Years of operation +50 A solid product portfolio and national customer base 31

An ongoing transformation focused on driving shareholder returns +10% EBITDA growth per annum over next two years Self help measures driving > 50% of incremental EBITDA Improving margins, FCF conversion, and ROIC through decisive performance and portfolio actions Focused growth strategy in highly synergistic businesses; pivoting from growth CAPEX to accretive bolt-on M&A Committed to disciplined capital allocation 32

European Decarbonization Landscape José Antonio Cabrera President of Cemex EMEA

Europe’s ETS incentivizes decarbonization in heavy industries 1 ETS clinker benchmark & 2 EUA price evolution Progressive phase-out of free 800 100 766 766 allowances embeds carbon cost into industry pricing 71 €/EUA 75 693 700 50 Kg CO / 2 Ck ton High-emission producers face 600 25 increasing investments and 4 margin pressure 500 0 2012 2016 2020 2024 2028 2030 1) “ETS” stands for Emissions Trading System 2) “EUA” refers to a European Union Allowance, which represents the right to emit one metric ton of CO₂ under the EU Emissions Trading System 3) Data sourced from SENDECO2 and EU official estimates 34

CBAM phase-in Entering a decisive phase European ETS vs 1 CBAM Evolution Next phase 98% 95% 90% 78% 52% 39% 27% 14% 0% 2026 2027 2028 2029 2030 2031 2032 2033 2034 Cemex Europe’s structural CO advantage provides margin 2 resilience and upside in every scenario of ETS evolution 1) “CBAM” stands for Carbon Border Adjustment Mechanism 35 ETS free allowances phase out

CBAM: Levelling the playing field Through 2030, avg. EU cement producers have a ~€9/ton cost advantage vs avg. importers Estimated € CO Cost / 2 1 Ton of Cement 44 Imported +8 cement non-verified emissions 29 +8 +9 +10 +11 21 20 16 15 14 13 14 7 5 4 2026 2026 2027 2027 2028 2028 2029 2029 2030 Cement - average EU industry Imported cement - verified emissions ‹#› 1) Sourced from Cement Europe Roadmap and internal estimates / EUA Price considered $71/EUA

Decarbonization will reshape the competitive landscape in Europe Estimated clinker capacity Clinker Factor reduction exacerbates 1 vs demand EU excess capacity Million tons Capacity 205 Expect ~20-30% capacity Demand rationalization in the next decade 115-125 First phase of rationalization being led Top 5 50% by large players Players 2025 2030 Only the carbon fittest should survive… 37 1) Internal estimates for EU and UK 37 37

Cemex leading European decarbonization 1 Cemex gross CO Emissions 2 per ton of cement 650 -19% 5 years ahead of Cement 625 Europe 2030 Target 600 582 2025 industry avg. CO 2 2 550 emissions 507 500 2020 2021 2022 2023 2024 2025 Best-in-class in alternative fuels and clinker factor with room to grow 1) Gross specific CO emissions 2 2) Internal estimation based on Cement Europe 2030 Roadmap for cement excluding carbon capture and downstream emissions 38

Decarbonization efforts have allowed us to live within our free CO allowances 2 Emissions vs Allowances M EUAs 6.6 ~2.9M free EUAs 6.5 6.5 6.2 5.6 5.6 balance 5.4 5.1 Estimated value 1 of ~ € 200M 2022 2023 2024 2025 1. Assuming EUA at €71/ton of CO 2 Emissions Free allowances Expect our allowances to cover emissions through 2029 39

Cemex’s favorable carbon cost curve advantage Expect to pass through incremental CO costs 2 Illustrative example, using incremental 2026 CO costs 2 Mid-to-High Single Digit Low-Single Digit EBITDA/ton Cemex CO Estimated EU Potential 2 cost/ton Industry & Imports EBITDA/ton cost/ton Material upside for EBITDA expansion with further opportunities Industry excellence in alternative fuels and clinker for profitable decarbonization factor with room to grow 40

Profitable decarbonization investments to sustain our competitive advantage Europe, Spain, Alicante Micronize and Blending Rocket Mill Traditional Levers Next Gen Levers • Alternative Fuels• Enhanced SCM Calcined Clay • Clinker Factor Harvesting / Activation • Energy Efficiency • Micronization Continue working on CCUS projects which will be triggered only if accretive 41

What to expect from us Industry undergoing fundamental reconfiguration over next decade Cemex Europe is leading the industry in profitable decarbonization Current carbon allowances balance covers our needs through the end of the decade Europe remains an opportunity of value creation # 42 42

US Aggregates Business Jeff Bobolts Senior Vice President, Aggregates

Our U.S. Aggregates Business 1 Solid business in the U.S. Strong foundations to propel synergies 2 Continued operational excellence 3 Committed to keep driving growth 44

6th largest U.S. aggregates producer with unique assets enabling scale efficiencies



Newfoundland, CAN
Balcones
FEC

~40%[1]

of U.S. EBITDA

Aggs. Business 2025 Figures

Volume	**54M ST**
Internal vols. %	29%
Sites [2]	**~90**
● Mines	~50
△ Yards & Crushing Ops.	~40

CX operates 2 of the +10 mega quarries in the U.S.

1) Before corporate overhead
2) Active assets only, including Newfoundland operations in Canada and Couch Aggregates assets
Note: Pit and Quarry for "6th largest"

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Despite smaller size, competitive with largest U.S. aggregates producers Aggregates Metrics Avg. Pure Play Avg. Regional 1, 2 1, 2 National Player # of Sites ~400 ~90 ~100 Volume ~200 54 ~50 M ST/yr EBITDA 4 ~35% 33% ~22% Margin Cash Gross ~$10.5 $9.1 ~$6.0 Margin / ST 1) Average of several high production volume peers 2) 2025 peers’ estimates derived from publicly available company disclosures 3) Cemex U.S. 2025 Full-Year figures; Cash Gross Margin/Short Ton based on net of freight-to-customer price 4) Before corporate overhead 46

Our U.S. Aggregates Business 1 Solid business in the U.S. Strong foundations to propel synergies 2 Continued operational excellence Pricing & cost reduction 3 Committed to keep driving growth 47

Driving operational margins expansion Cash Gross Profit per ST growing at a 10% CAGR Commercial Excellence • Price has grown at an 8% CAGR since 2020 • Optimizing product-market fit • Improved inventory management Price: 8% CAGR Operational Excellence • Cost has grown at a 4% CAGR since 2020 Cost: 4% CAGR • Standardizing best practices to drive overall equipment efficiency 2020 2025 • Digital roadmap leveraging technology to Cash Gross Profit per ST improve processes Implied Cash Cost of Sales per ST EBITDA Margin expanded from 28% to 33% in last 5 years 1) Avg. Sales Price per ST, Implied Cash Cost of Sales per ST and Cash Gross Profit per ST based on net of freight-to-customer price 48

Balcones quarry: A success story 49

Aggregates mining process Reserves extraction Hauling and Primary Crushing Secondary Crushing & Loadout Washing 50

Balcones: Reserves optimization Quarry Layers Extraction Process End Use L1: Aggregate plant L1: Aggregate Primary Crusher Upgrade L2: Cement kiln L2: Shale L3: Lime L3: Lime kiln L4: Aggregate L4: Road base 1) Layers 1 and 4 are blended in varying ratios to manufacture different products, maximizing reserve utilization 51

Balcones: Productivity increase Quarry Layers Extraction Process End Use L1: Aggregate plant L1: Aggregate Primary Crusher Upgrade L2: Cement kiln L2: Shale 28% L3: Lime L3: Lime kiln YoY variable cost reduction +9.9pp L4: Aggregate L4: Road base YoY EBITDA margin expansion 1) Layers 1 and 4 are blended in varying ratios to manufacture different products, maximizing reserve utilization 52

Our U.S. Aggregates Business 1 Solid business in the U.S. Strong foundations to propel synergies 2 Continued operational excellence Pricing & cost reduction 3 Committed to keep driving growth M&A, Replenishment & Greenfields 53

Deploying capital to grow reserves

Accelerating replenishment

- Strong focus to replenish and expanding reserves
- ~50M ST needed to replenish each year

Projects

- 4 Corners Sand Mine, FL
  +1.5M ST/yr steady-state vol.
- Buckeye, AZ
  +1.5M ST/yr steady-state vol.
- Immokalee Sand Mine, FL
  +1.7M ST/yr steady-state vol.

M&A

- Dedicated M&A team
- Focus on small to mid-sized companies
- Strategic acquisitions: Atlantic Minerals & Couch Aggregates

~411M ST Net Addition to reserves over the last 5 years
Actively **converting potential to proven** reserves

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Note: ~411M ST Net Addition to reserves over the last 5 years correspond to proven, probable, measured and indicated reserves.

Network synergies leading to accretive & strategic M&A Atlantic Minerals Couch Aggregates Canada exports to U.S. East Coast Southeast U.S. +3.7M ST/yr +5.7M ST/yr Steady-state volume Steady-state volume Operational platform, logistics and cross-selling delivering high-single-digit EBITDA multiple post-synergies 55

U.S. Aggregates Operations Video 56

What to expect from us Solid foundation from which to grow Unique asset base enhanced by vertical integration synergies & opportunities Continued operational excellence Defined margin expansion strategy driven by commercial excellence and operational excellence Committed to keep driving growth Driving growth through organic expansion and M&A, prioritizing high-single-digit EBITDA multiple opportunities post-synergies 57

Financial Strategy Maher Al-Haffar Chief Financial Officer

Our 3-year sprint hits on all value creation levers Top & bottom- Earnings FCF line growth rate quality conversion Double-digit EBITDA > 85% coming from the FCF from and EBIT CAGR from US, Mexico and Europe Operations / EBITDA 2025 to 2027 47% by 2027 ROIC spread Capital allocation Balance sheet to WACC discipline strength Expect 170 bps ROIC Focused on Within solid BBB expansion from expanding TSR metrics by 2027 2025 to 2027 Committed to sustained value creation for our shareholders 59 59 59

Capital allocation grounded in IG capital structure, per-share value creation, and ROIC Maintain balance sheet strength Execute disciplined bolt-on M&A CAPITAL DEPLOYMENT Return capital to shareholders Fund select growth investments 60

IG capital structure is key to maximizing shareholder value Mid-term Key Metrics 2025 Goal Total Net Financial 2.26x 1.5x to 2.0x 1 Leverage 2 Financial Expense as % 16%≤ 10% of EBITDA Solid Credit Rating BBB- BBB Solid BBB capital structure throughout the cycle 1) Calculated as reported Net Debt + Subordinated Notes divided by EBITDA 2) Includes Interest Paid + coupons from Subordinated Notes 61 61 61

Our financial plan sets a clear path towards achieving our desired capital structure Continue reducing debt and interest expense, improving our FCF conversion Transitioning our debt maturity profile to be more flexible, efficient, and more aligned with IG rating Access deeper pools of financing with reduced costs Actively managing our currency exposure to mitigate leverage risk from potential FX volatility 62 62 62

Our blueprint for accretive All investments capital deployment should prove: Strategic Fit (Solid business case) Criteria + Improve business performance • EPS and FCFPS accretive in (Meet financial criteria) year 1 + Bolt-on Direct synergies • ROIC > WACC by year 3 M&A • High-single-digit EBITDA multiple after synergies Strengthening our selection and return criteria 63 63 63

Disciplined commitment to Targeting a 40% to 50% annual FCF shareholders distribution to shareholders by 2030 Progressive dividend with a through-the-cycle mindset • Dividend policy introduced in 2024 1 • 40% growth in dividend in 2026 Announced intent to repurchase 2 shares for up to $500 M over next 3 yrs. • Focusing on per-share value creation All capital allocation competing with share buybacks 1) Subject to approval at the Shareholders’ Meeting on March 26, 2026 2) Subject to annual approval at Shareholders’ Meeting and other formalities; as per last AGM, Cemex has an outstanding approval for buybacks, valid until next Shareholders’ Meeting late March 64 64 64

Ample capacity to accelerate growth and shareholder returns


~$2.5 B
~$2.5 B
~$5.0 B
FCF Generation[1] 2026 - 2027
Debt capacity @ 2.0x leverage limit plus potential divestments by 2027
Total capital for M&A, growth and shareholder returns 2026 - 2027



1) FCF before discretionary items such as growth capex, investment in intangibles, acquisitions, dividends, buybacks, and debt paydown

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Transforming our business Best in class model to structurally enhance TSR operational KPIs + Our 3-year sprint will deliver… EBITDA, EBIT, FCF growth Solid capital structure supporting our + growth path, resilient through the cycle ROIC – WACC Introduced culture of cost discipline, spread expansion underpinned by Project Cutting Edge + Expanding spread between ROIC and Disciplined capital Cost of Capital allocation Material increase in FCF conversion Improved valuation Capital allocation to maximize shareholder value TSR 66

Although CX outperformed, there is a lot to be done and value to unlock 2025 TSR performance, % Enterprise Value / EBITDA ’26 Cemex ADR vs S&P 500 index 15.1x +106% 10.7x 7.6x 5.2x +18% CX 1 YR CX Avg. Avg. US AGO Global peers peers Dec24 Feb25 Apr25 Jun25 Aug25 Oct25 Dec25 Source: Bloomberg. Multiple of CX 1 YR AGO made with 2025 consensus EBITDA, rest with 2026 EBITDA. 67

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